Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242 ext. 7400	Contact: MWW Group Rich Tauberman rtauberman@mww.com (201) 507-9500

38 Corporate Circle Albany, NY 12203 www.twec.com

NEWS RELEASE

TRANS WORLD ENTERTAINMENT REPORTS A 6% DECLINE IN COMPARABLE STORE
SALES FOR THE 2006 HOLIDAY SEASON

Albany, NY, January 3, 2007 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 6% for the five-week period ended December 30, 2006. For the nine-week period ended December 30, 2006, comparable store sales decreased 5%. Total sales for the five-week period increased 23% to $348 million compared to $284 million for the same period last year. Total sales for the nine-week period were $469 million compared to $380 million for the same period last year, an increase of 23%. The Company operated 1,113 stores this year compared to 798 stores last year.

     “Sales for the holiday season were below our expectations,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “As a result, we expect to report lower earnings for fiscal 2006 in a range of flat to $0.05 per share compared to our previously disclosed range of $0.10 to $0.20 per share.”

     For the eleven-month period ended December 30, 2006, comparable store sales decreased 6%. Total sales for the period increased 17% to $1.353 billion compared to $1.160 billion during the same period last year.

     Trans World will host a teleconference call today, Wednesday, January 3, 2007, at 10:00 AM ET to discuss its holiday sales results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

     Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico under various brands. The Company is in the process of consolidating the majority of its stores (Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody and Spec’s) under the name f.y.e. for your entertainment. The Company also operates over 180 video only stores primarily under the Suncoast brand and on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

     Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.